Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No. 333-144832

Hyundai Auto Receivables Trust  2010-B

$1.171+Bln
Jt-Leads:  BofAML, Barc,SocGen
Co-mgrs: HSBC,RBC,RBS

Class	SizeMM	WAL	M/S*	WINDOW	LEGAL	BENCH/SPREAD	YLD	CPN	$PRICE
A1	$267.00	0.30	P1/A1+	10/10-3/11	9/11	ILIB -1	0.37121		$100
A2	$267.00	0.99	Aaa/AAA	3/11-1/12	3/13	EDSF +15	0.573	0.57	99.99770
A3	$419.00	2.25	Aaa/AAA	1/12-11/13	4/15	ISWP +23	0.980	0.97	99.98216
A4	$218.30	3.92	Aaa/AAA	11/13-2/15	3/17	ISWP +35	1.638	1.63	99.99065

*expected ratings

BILL & DELIVER:	BofAML
EXPECTED SETTLE:	August 26, 2010
OFFERING TYPE:	Public
ASSET TYPE:	Prime Auto Loans
BBERG TICKER:	HART 10-B
PRICING SPEED:	1.3% ABS @ 5% Clean Up Call
ERISA ELIGIBLE:	Yes
FIRST PAY:	October 15, 2010
CUSIPS:	A1 44923Y AA5	A3 44923Y AC1	A2 44923Y AB3	A4 44923Y AD9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.  The securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.